WEINBERG & COMPANY, P.A.
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CERTIFIED PUBLIC ACCOUNTANTS







Securities and Exchange Commission
Station Place
100 F St., NE
Washington, D.C. 20549

RE:  Pacific Magtron International Corp.
     Commission File No. 000-25277
     -----------------------------

We served as the principal accountants for Pacific International Corp. (the "Company") for the year ended December 31, 2005 and for the period since then until we were dismissed as the principal accountants of the Company on February 28, 2006. We have read the Company's statements included under Item 4.01 of its Form 8-K dated February 28, 2006, which is to be filed with the Securities and Exchange Commission, and we agree with such statements as they pertain to our Firm.


Very truly yours,


/s/ Weinberg & Company, PA
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WEINBERG & COMPANY, PA
Certified Public Accountants

Boca Raton, Florida
March 3, 2006